Exhibit 99.1

DeVry Education Group Announces Second-Quarter 2015 Results

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--February 5, 2015--DeVry Education Group (NYSE:DV), a global provider of educational services, today reported academic, operational and financial results for its fiscal second quarter that ended Dec. 31, 2014. DeVry Group also reported enrollment results at Chamberlain College of Nursing, Carrington College, DeVry Medical International, and DeVry University and its Keller Graduate School of Management.

Academic and operational accomplishments:

  Chamberlain College of Nursing opened new campuses in Las Vegas and the Detroit area in January 2015
  Chamberlain received a 10-year re-accreditation of its Bachelor of Science in Nursing degree program and an additional programmatic accreditation for its Doctor of Nursing Practice from the Commission on Collegiate Nursing Education
  DeVry Brasil announced the acquisitions of Faculdade Ideal (Faci) and Damásio Educacional
  Becker Professional Education launched a Certified Management Accountant® exam review program in India and announced a partnership with the American Medical Student Association (AMSA) to help prepare medical students for the United States Medical Licensing Examination®

Selected financial data for the three months ended Dec. 31, 2014:

  Revenue decreased 1.3 percent to $484.9 million
  Segment revenue for Medical and Healthcare grew 12.4 percent
  Segment revenue for International and Professional Education decreased 0.3 percent
  Segment revenue for Business, Technology and Management decreased 12.3 percent
  Reported net income of $42.4 million, compared to net income of $48.2 million last year; net income from continuing operations and excluding special items was $49.0 million versus $52.0 million in the prior year
  Reported diluted earnings per share of $0.65 compared to diluted earnings per share of $0.74 last year; earnings per share excluding special items was $0.75 versus in $0.80 in the prior year period

Selected financial data for the six months ended Dec. 31, 2014:

  Revenue increased 0.5 percent to $946.9 million
  Segment revenue for Medical and Healthcare grew 14.7 percent
  Segment revenue for International and Professional Education grew 8.8 percent
  Segment revenue for Business, Technology and Management declined 12.3 percent
  Reported net income of $62.9 million, compared to net income of $41.0 million last year; net income from continuing operations and excluding special items was $79.8 million versus $66.2 million in the prior year
  Reported diluted earnings per share of $0.96 compared to diluted earnings per share of $0.63 last year; earnings per share excluding special items was $1.22 versus in $1.02 in the prior year period
  Operating cash flow of $92.3 million compared to $113.1 million last year
  Cash and cash equivalents of $380.0 million as of Dec. 31, 2014, compared to $262.0 million as of Dec. 31, 2013
  On track to achieve at least $90 million of value creation primarily in the Business, Technology and Management segment

The second quarter fiscal year 2015 results contained an after-tax charge of $6.5 million related to real estate consolidations, primarily at DeVry University. (See ''Use of Non-GAAP Financial Information and Supplemental Reconciliation Schedule'').

“While challenges remain at DeVry University, DeVry Group continued to see growth in new students during the second quarter,” said Daniel Hamburger, DeVry Group’s president and CEO. “We continued our global diversification in healthcare, international and professional education with the opening of new locations at Chamberlain, two acquisitions in Brazil, and new partnerships at Becker Professional Education.”

Operating Highlights

Medical and Healthcare Segment

During the quarter, segment revenue of $214.0 million increased 12.4 percent compared to the prior year. Excluding special charges, segment operating income declined 2.9 percent to $38.1 million versus the previous year. For the six-month period, revenue increased 14.7 percent to $420.0 million and segment operating income, excluding special charges, rose 18.5 percent to $76.4 million versus prior year.

DeVry Medical International

Revenue for the quarter at DeVry Medical International grew 4 percent. In the January 2015 term, new students decreased 3.8 percent to 560 compared to 582 students for prior year semester. Total students decreased 7.9 percent to 6,146 compared to 6,673 students in the same semester last year.

Chamberlain College of Nursing

For the quarter, Chamberlain grew its revenue by nearly 30 percent, primarily driven by solid enrollment growth in its post-licensure programs.

For the November 2014 session, new students grew 9.5 percent to 2,137 students, compared to 1,952 in the previous year. Total students increased 32.3 percent to 20,807, compared to 15,732 in the prior year.

For the January 2015 session, new students grew 5.7 percent to 3,702 students, compared to 3,501 in the previous year. Total students increased 27.1 percent to 23,055, compared to 18,136 in the prior year.

Chamberlain recently opened new locations in Las Vegas and the Detroit area. It now has 16 locations and will open one more campus in North Brunswick, New Jersey, in the fourth quarter of fiscal 2015.

During the quarter, Chamberlain received a re-accreditation of its Bachelor of Science in Nursing degree program for a period of 10 years and an additional programmatic accreditation from the Commission on Collegiate Nursing Education for its Doctor of Nursing Practice degree program for a period of five years.

Carrington College

Revenue at Carrington College grew nearly 1 percent during the quarter. For the three-month period ending Dec. 31, 2014, new students increased 14.4 percent to 1,951, compared to 1,706 in the previous year. Total students grew 1.2 percent to 7,444, compared to 7,358 in the prior year period. The increase in new students was related to the timing of session start dates in the current period compared to the prior year.

International and Professional Education Segment

During the quarter, segment revenue of $61.2 million declined 0.3 percent compared to the prior year. Segment operating income decreased 33.2 percent to $10.5 million versus the previous year. The decrease was largely driven by an expected shift in Becker revenue as described below. For the six-month period, revenue increased 8.8 percent to $114.4 million and segment operating income decreased 5.2 percent to $15.2 million compared to prior year.

DeVry Brasil

Revenue at DeVry Brasil increased 22 percent during the quarter. DeVry Brasil announced the acquisitions of Faci and Damásio Educacional.

Located in Belém, Pará in northern Brazil, Faci serves approximately 2,500 students and offers undergraduate programs in high-demand career fields such as law, education, accounting, technology and engineering. The acquisition was completed on Jan. 2, 2015.

Damásio is a leader in bar exam test preparation with a network of approximately 220 learning centers located in many major cities throughout Brazil. In addition, Damásio operates a highly-regarded law school at three campuses in Sao Paulo and Rio de Janeiro. In total, these institutions serve more than 50,000 students. The acquisition was completed on Feb. 2, 2015.

Becker Professional Education

During the quarter, Becker revenue declined by 26 percent. The decrease was primarily the result of a shift of revenue into the first fiscal quarter given the launch of Becker One, the new curriculum delivery system that allows students to receive content updates on a continuous basis versus once a year.

During the quarter, Becker Professional Education launched a Certified Management Accountant exam review course in India to further establish our position as a worldwide provider of high-quality professional education. It also announced a new partnership with the American Medical Student Association to help prepare medical students for the United States Medical Licensing Examination.

Business, Technology, and Management Segment

Segment revenue of $210.3 million declined 12.3 percent compared to the prior year. Excluding special items, operating income of $11.1 million increased 11.9 percent compared to the prior year. For the six-month period, revenue was $414.0 million compared to $472.2 million in the previous year and the segment operating income was $11.2 million compared to $4.9 million in the prior year, excluding special items.

DeVry University and its Keller Graduate School of Management

For the November 2014 session at DeVry University, new undergraduate students decreased 12.9 percent to 4,201 compared to 4,824 in the previous year. Total undergraduate students decreased 12.6 percent to 38,235 versus 43,726 for the session a year ago. January 2015 new undergraduate students decreased 12.8 percent to 4,282 compared to 4,911 in the previous year. Total undergraduate students decreased 15.9 percent to 37,922 versus 45,097 for the January session a year ago.

At the graduate level, including Keller Graduate School of Management, total coursetakers in the November session decreased 9.8 percent to 15,136 versus 16,778 for the same session a year ago. For the January session, total graduate coursetakers decreased 12.8 percent to 15,108 versus 17,322 for the same session a year ago.

During the quarter, DeVry University continued to execute its turnaround and transformation plan driven by its new leadership team. Key elements of the plan include enhancing the institution’s programmatic focus, better communicating its value proposition to students and employers, and reducing its cost structure through workforce reductions and real estate consolidations.

Balance Sheet/Cash Flow

For the first six months, DeVry Group generated $92.3 million of operating cash flow. As of Dec. 31, 2014, cash and cash equivalents totaled $380.0 million.

Conference Call and Webcast Information

DeVry Group will hold a conference call to discuss its fiscal 2015 second-quarter financial results on Feb. 5, 2015 at 4 p.m. Central Time (5 p.m. Eastern Time). The conference call will be led by Daniel Hamburger, president and chief executive officer, Tim Wiggins, chief financial officer and Patrick Unzicker, chief accounting officer.

For those wishing to participate by telephone, dial 877-506-6380 (domestic) or 412-902-6690 (international). Please say “DeVry Group Call”. DeVry Group will also broadcast the conference call via webcast. Interested parties may access the webcast through the Investor Relations section of DeVry Group's website, or http://services.choruscall.com/links/dv150205.html.

Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

DeVry Group will archive a telephone replay of the call until Feb. 27, 2015. To access the replay, dial 877-344-7529 (domestic) or 412-317-0088 (international), passcode 10058845. To access the webcast replay, please visit DeVry Group's website, or http://services.choruscall.com/links/dv150205.html.

About DeVry Education Group

The purpose of DeVry Education Group is to empower its students to achieve their educational and career goals. DeVry Education Group Inc. (NYSE: DV; member S&P MidCap 400 Index) is a global provider of educational services and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Chamberlain College of Nursing, DeVry Brasil, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. These institutions offer a wide array of programs in healthcare, business, technology, accounting, finance, and law. For more information, please visit www.devryeducationgroup.com.

Certain statements contained in this release concerning DeVry Group's future performance, including those statements concerning DeVry Group's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Group or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in DeVry Group's most recent Annual Report on Form 10-K for the year ending June 30, 2014 and filed with the Securities and Exchange Commission (SEC) on August 27, 2014 and its most recent Form 10-Q for the quarter ending December 31, 2014 and filed with the SEC on February 5, 2015.

Selected Operating Data (in thousands, except per share data)

	Second Quarter
	FY 2015	FY 2014	Change
Revenue	$484,880	$491,269	-1.3%
Income from Continuing Operations	$42,802	$49,328	-13.2%
Net Income	$42,413	$48,155	-11.9%

Earnings/(Loss) per Share (diluted)
Continuing Operations	$0.65	$0.75	-13.3%
Discontinued Operations	--	($0.01)	NM
Number of common shares (diluted)	65,470	64,719	+1.2%

	Six Months
	FY 2015	FY 2014	Change
Revenue	$946,924	$942,181	+0.5%
Income from Continuing Operations	$63,239	$57,479	+10.0%
Net Income	$62,853	$41,023	+53.2%

Earnings /(Loss) per Share (diluted)
Continuing Operations	$0.96	$0.88	+9.1%
Discontinued Operations	--	($0.25)	NM
Number of common shares (diluted)	65,488	64,616	+1.4%

Use of Non-GAAP Financial Information and Supplemental Reconciliation Schedule

During the second quarter and first six months of fiscal year 2015, DeVry Group recorded restructuring charges related to real estate consolidations and workforce reductions at DeVry University and real estate consolidations at Chamberlain College of Nursing and Carrington College in order to align its cost structure with enrollments. During the second quarter and first six months of fiscal 2014, DeVry Group recorded restructuring charges primarily related to workforce reductions and real estate consolidations at DeVry University, Carrington College and the DeVry Group home office. DeVry Group also recorded the operating results of its Advanced Academics reporting unit as discontinued operations. DeVry Group recorded a gain from the sale of a former DeVry University campus in Decatur, Georgia, during the first quarter of fiscal year 2014. The following table illustrates the effects of restructuring charges and gain on the sale of assets on DeVry Group’s operating income. Management believes that the non-GAAP disclosure of operating income excluding these special items provides investors with useful supplemental information regarding the underlying business trends and performance of DeVry Group’s ongoing operations and is useful for period-over-period comparisons of such operations given the special nature of the restructuring charges and gain on the sale of assets. DeVry Group uses these supplemental financial measures internally in its management and budgeting process. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, DeVry Group’s reported results prepared in accordance with GAAP. The following table reconciles these non-GAAP measures to the most directly comparable GAAP information (in thousands, except per share data):

	Non-GAAP Earnings Disclosure
	PRELIMINARY

	For The Three Months		For The Six Months
	Ended December 31,		Ended December 31,

	2014	2013	2014	2013
Net Income	$42,413	$48,155	$62,853	$41,023
Earnings per Share (Diluted)	$0.65	$0.74	$0.96	$0.63

Discontinued Operations (net of tax)	$-	$920	$-	$16,248
Effect on Earnings per Share (Diluted)	$-	$0.01	$-	$0.25

Restructuring Expenses (net of tax)	$6,537	$2,877	$16,989	$10,057
Effect on Earnings per Share (Diluted)	$0.10	$0.04	$0.26	$0.16

Gain on Sale of Assets (net of tax)	$-	$-	$-	$(1,167)
Effect on Earnings per Share (Diluted)	$-	$-	$-	$(0.02)

Net Income from Continuing Operations
Excluding the Restructuring Expense and
Gain on Sale of Assets (Diluted)	$48,950	$51,952	$79,842	$66,161

Earnings per Share from Continuing Operations
Excluding the Restructuring Expense and
Gain on Sale of Assets (Diluted)	$0.75	$0.80	$1.22	$1.02

Shares used in Diluted EPS Calculation	65,470	64,719	65,488	64,616

Enrollment Results
	FY2015	FY2014	% Change
DeVry Education Group Student Enrollments
New students(1)	17,308	16,272	+6.4%
Total students(1)	120,713	120,798	-0.1%

Chamberlain College of Nursing
November Session
New students	2,137	1,952	+9.5%
Total students	20,807	15,732	+32.3%
January Session
New students	3,702	3,501	+5.7%
Total students	23,055	18,136	+27.1%

Carrington College
3 months ending December 31, 2014
New students	1,951	1,706	+14.4%
Total students	7,444	7,358	+1.2%

DeVry Medical International
January Term
New students	560	582	-3.8%
Total students	6,146	6,673	-7.9%

DeVry University
Undergraduate – November Session
New students	4,201	4,824	-12.9%
Total students	38,235	43,726	-12.6%
Undergraduate – January Session
New students	4,282	4,911	-12.8%
Total students	37,922	45,097	-15.9%
Graduate – November Session
Coursetakers(2)	15,136	16,778	-9.8%
Graduate – January Session
Coursetakers(2)	15,108	17,322	-12.8%

1)	Includes the most recently reported enrollments at DeVry Group’s degree-granting institutions.
2)	The term “coursetaker” refers to the number of courses taken by a student. Thus one student taking two courses equals two coursetakers.

Chart 1: DeVry Education Group Fiscal 2015 Announcements & Events

April 23, 2015	Fiscal 2015 Third Quarter Results

August 13, 2015	Fiscal 2015 Fourth Quarter and Year-End Results

DEVRY EDUCATION GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
PRELIMINARY

	December 31,	June 30,	December 31,
	2014	2014	2013
	(Dollars in thousands, except for share
	and par value amounts)
ASSETS
Current Assets
Cash and Cash Equivalents	$379,965	$358,188	$262,034
Marketable Securities and Investments	3,520	3,448	3,263
Restricted Cash	10,534	8,347	11,873
Accounts Receivable, Net	89,318	132,621	117,812
Deferred Income Taxes, Net	45,104	39,679	31,169
Prepaid Expenses and Other	44,338	34,808	49,594
Total Current Assets	572,779	577,091	475,745
Land, Buildings and Equipment
Land	63,261	68,185	66,539
Buildings	467,330	464,944	429,463
Equipment	492,716	488,322	472,944
Construction In Progress	26,666	17,405	44,115
	1,049,973	1,038,856	1,013,061
Accumulated Depreciation	(506,984)	(483,019)	(455,018)
Land, Buildings and Equipment, Net	542,989	555,837	558,043
Other Assets
Intangible Assets, Net	289,160	294,932	293,720
Goodwill	519,748	519,879	514,757
Perkins Program Fund, Net	13,450	13,450	13,450
Other Assets	29,740	36,447	33,398
Total Other Assets	852,098	864,708	855,325
TOTAL ASSETS	$1,967,866	$1,997,636	$1,889,113

LIABILITIES
Current Liabilities
Accounts Payable	$55,737	$52,260	$62,721
Accrued Salaries, Wages and Benefits	73,460	94,501	77,447
Accrued Expenses	69,427	70,891	69,259
Deferred and Advance Tuition	66,356	99,160	97,725
Total Current Liabilities	264,980	316,812	307,152
Other Liabilities
Deferred Income Taxes, Net	48,339	47,921	59,941
Deferred Rent and Other	90,533	93,117	91,054
Total Other Liabilities	138,872	141,038	150,995

TOTAL LIABILITIES	403,852	457,850	458,147

NONCONTROLLING INTEREST	8,139	6,393	5,975
SHAREHOLDERS' EQUITY
Common Stock, $0.01 par value, 200,000,000 Shares Authorized;
63,840,000, 63,624,000 and 63,332,000 Shares issued
and outstanding at December 31, 2014, June 30, 2014
and December 31, 2013, respectively.	769	753	752
Additional Paid-in Capital	338,710	320,703	304,807
Retained Earnings	1,731,976	1,682,071	1,599,985
Accumulated Other Comprehensive Loss	(44,066)	(15,394)	(25,573)
Treasury Stock, at Cost (12,022,000, 11,655,000 and 11,661,000
Shares, Respectively)	(471,514)	(454,740)	(454,980)
TOTAL SHAREHOLDERS' EQUITY	1,555,875	1,533,393	1,424,991
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,967,866	$1,997,636	$1,889,113

DEVRY EDUCATION GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands Except for Per Share Amounts)
(Unaudited)
PRELIMINARY

	For The Three Months		For The Six Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013

REVENUE:
Tuition	$453,609	$457,888	$875,482	$877,205
Other Educational	31,271	33,381	71,442	64,976

Total Revenue	484,880	491,269	946,924	942,181
OPERATING COST AND EXPENSE:
Cost of Educational Services	250,809	242,997	497,140	484,732
Student Services and Administrative Expense	174,913	185,046	352,666	374,205
Gain on Sale of Assets	-	-	-	(1,918)
Restructuring Expense	10,188	4,664	23,505	16,329

Total Operating Cost and Expense	435,910	432,707	873,311	873,348

Operating Income	48,970	58,562	73,613	68,833
INTEREST INCOME:
Interest Income	300	310	697	893
Interest Expense	(352)	(1,052)	(745)	(2,052)

Net Interest (Expense) Income	(52)	(742)	(48)	(1,159)

Income from Continuing Operations Before Income Taxes	48,918	57,820	73,565	67,674
Income Tax Provision	(6,116)	(8,492)	(10,326)	(10,195)

Income from Continuing Operations	42,802	49,328	63,239	57,479
DISCONTINUED OPERATIONS:
Loss from Operations of Divested Component	-	(1,387)	-	(17,711)
Income Tax Benefit	-	467	-	1,463
Loss on Discontinued Operations	-	(920)	-	(16,248)

NET INCOME	42,802	48,408	63,239	41,231
Net Income Attributable to Noncontrolling Interest	(389)	(253)	(386)	(208)

NET INCOME ATTRIBUTABLE TO DEVRY EDUCATION GROUP	$42,413	$48,155	$62,853	$41,023

AMOUNTS ATTRIBUTABLE TO DEVRY EDUCATION GROUP:
Income from Continuing Operations, Net of Income Taxes	42,413	49,075	62,853	57,271
Loss from Discontinued Operations, Net of Income Taxes	-	(920)	-	(16,248)
NET INCOME ATTRIBUTABLE TO DEVRY EDUCATION GROUP	$42,413	$48,155	$62,853	$41,023

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE
TO DEVRY EDUCATION GROUP SHAREHOLDERS
Basic
Continuing Operations	$0.66	$0.76	$0.97	$0.89
Discontinued Operations	-	(0.01)	-	(0.25)
	$0.66	$0.75	$0.97	$0.64
Diluted
Continuing Operations	$0.65	$0.75	$0.96	$0.88
Discontinued Operations	-	(0.01)	-	(0.25)
	$0.65	$0.74	$0.96	$0.63

Cash Dividend Declared per Common Share	$0.18	$0.17	$0.18	$0.17

DEVRY EDUCATION GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
PRELIMINARY
	For The Six Months
	Ended December 31,
	2014	2013
	(Dollars in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$63,239	$41,231
Loss from Discontinued Operations	-	16,248
Adjustments to Reconcile Net Income to Net
Cash Provided by Operating Activities:

Stock-Based Compensation Expense	9,530	9,860
Depreciation	41,362	40,719
Amortization	1,293	3,590
Provision for Refunds and Uncollectible Accounts	45,627	37,274
Deferred Income Taxes	(2,996)	1,699
Loss on Disposals of Land, Buildings and Equipment	2,430	1,333
Unrealized Loss on Assets Held for Sale	-	244
Realized Gain on Sale of Assets	-	(1,918)
Changes in Assets and Liabilities, Net of Effects from
Acquisitions and Divestitures of Businesses:
Restricted Cash	(2,187)	(4,854)
Accounts Receivable	(6,367)	(17,170)
Prepaid Expenses And Other	(540)	1,338
Accounts Payable	3,481	7,592
Accrued Salaries, Wages, Expenses and Benefits	(29,795)	(23,279)
Deferred and Advance Tuition	(32,768)	(589)

Net Cash Provided by Operating Activities-Continuing Operations	92,309	113,318
Net Cash Provided by Operating Activities-Discontinued Operations	-	(197)
NET CASH PROVIDED BY OPERATING ACTIVITIES	92,309	113,121

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(43,061)	(33,426)
Payment for Purchase of Business, Net of Cash Acquired	(9,649)	(12,343)
Marketable Securities Purchased	(140)	(106)
Cash Received from Sale of Assets	6,100	8,662

NET CASH USED IN INVESTING ACTIVITIES	(46,750)	(37,213)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Exercise of Stock Options	5,380	3,576
Proceeds from Stock issued Under Employee Stock Purchase Plan	674	708
Repurchase of Common Stock for Treasury	(11,541)	-
Cash Dividends Paid	(11,639)	(10,941)
Payments of Seller Financed Obligations	(4,097)	(2,138)

NET CASH USED IN FINANCING ACTIVITIES	(21,223)	(8,795)

Effects of Exchange Rate Differences	(2,559)	(2,223)

NET INCREASE IN CASH AND CASH EQUIVALENTS	21,777	64,890

Cash and Cash Equivalents at Beginning of Period	358,188	197,144
Cash and Cash Equivalents at End of Period	$379,965	$262,034

DEVRY EDUCATION GROUP INC.
SEGMENT INFORMATION
(Dollars in Thousands)
(Unaudited)
PRELIMINARY

	For The Three Months			For The Six Months
	Ended December 31,			Ended December 31,
			Increase			Increase
	2014	2013	(Decrease)	2014	2013	(Decrease)
REVENUE:
Medical and Healthcare	$213,985	$190,447	12.4%	$419,997	$366,303	14.7%
International and Professional Education	61,224	61,430	-0.3%	114,427	105,151	8.8%
Business, Technology and Management	210,337	239,913	-12.3%	413,978	472,222	-12.3%
Intersegment Elimination	(666)	(521)	NM	(1,478)	(1,495)	NM
Total Consolidated Revenue	484,880	491,269	-1.3%	946,924	942,181	0.5%
OPERATING INCOME (LOSS) (NOTE 1):
Medical and Healthcare	36,858	34,408	7.1%	74,501	58,983	26.3%
International and Professional Education	10,491	15,700	-33.2%	15,229	16,072	-5.2%
Business, Technology and Management	2,172	9,947	-78.2%	(10,296)	(1,114)	NM
Reconciling Items:
Home Office and Other	(551)	(1,493)	NM	(5,821)	(5,108)	NM
Total Consolidated Operating Income	48,970	58,562	-16.4%	73,613	68,833	6.9%
INTEREST INCOME:
Interest Income	300	310	-3.2%	697	893	-21.9%
Interest Expense	(352)	(1,052)	-66.5%	(745)	(2,052)	-63.7%
Net Interest Income	(52)	(742)	-93.0%	(48)	(1,159)	-95.9%
Total Consolidated Income before Income Taxes
and Noncontrolling Interest	$48,918	$57,820	-15.4%	$73,565	$67,674	8.7%
Note 1 - Segment Operating Income (Loss) has been adjusted in both periods to reflect intangible asset amortization expense at the segment level. This amortization expense had previously been disclosed as a Reconciling Item.

During the second quarter and first six months of fiscal year 2015, DeVry Group recorded restructuring charges related to workforce reductions and real estate consolidations at DeVry University which is part of the Business, Technology and Management segment and real estate consolidations at Chamberlain College of Nursing and Carrington College which are part of the Medical and Healthcare segment in order to align its cost structure with enrollments. During the second quarter and first six months of fiscal year 2014, DeVry Group recorded restructuring charges primarily related to workforce reductions and real estate consolidations at DeVry University, Carrington College and the DeVry Group home office in order to align its cost structure with enrollments. DeVry Group recorded a gain from the sale of a former DeVry University campus in Decatur, Georgia, during the first six months of fiscal year 2014. The following table illustrates the effects of restructuring charges and gain on the sale of assets on DeVry Group’s operating income. Management believes that the non-GAAP disclosure of operating income excluding these special items provides investors with useful supplemental information regarding the underlying business trends and performance of DeVry Group’s ongoing operations and is useful for period-over-period comparisons of such operations given the special nature of the restructuring charges and gain on the sale of assets. DeVry Group uses these supplemental financial measures internally in its management and budgeting process. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, DeVry Group’s reported results prepared in accordance with GAAP. The following table reconciles these non-GAAP measures to the most directly comparable GAAP information (in thousands):

	For The Three Months			For The Six Months
	Ended December 31,			Ended December 31,
			Increase			Increase
	2014	2013	(Decrease)	2014	2013	(Decrease)

Medical and Healthcare Operating Income	$36,858	$34,408	7.1%	$74,501	$58,983	26.3%
Restructuring Charge	1,234	4,803	NM	1,918	5,522	NM
Medical and Healthcare Operating Income
Excluding Restructuring Charge	$38,092	$39,211	-2.9%	$76,419	$64,505	18.5%

Business, Technology and Management Operating Income	$2,172	$9,947	-78.2%	$(10,296)	$(1,114)	824.2%
Restructuring Charge	8,914	(40)	NM	21,517	7,910	NM
Gain on Sale of Assets	-	-	-	-	(1,918)	NM
Business, Technology and Management Operating Income
Excluding Restructuring Charge and Gain on Sale of Assets	$11,086	$9,907	11.9%	$11,221	$4,878	130.0%

CONTACT:
DeVry Education Group
Investor Contact:
Joan Walter, 630-353-3800
jwalter@devrygroup.com
or
Media Contact:
Larry Larsen, 312-497-0655
llarsen@greentarget.com